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                                                                    Exhibit 16.1

                               Arthur Andersen LLP


June 11, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Dear Sir or Madam:

We have read the second and third paragraphs of Item 4 included in the Current Report on Form 8-K dated June 10, 2002 of Contango Oil & Gas Company to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

Arthur Andersen LLP




Cc:   Mr. Ken Peak
      Contango Oil & Gas Company